Exhibit 1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (“Agreement”) is made this     day of       , 2007, by and between the following parties:  (1) Stephen B. Parent (“Parent”); (2)  Judith A. Parent (collectively with Parent, referred to herein as “Parents”); (3) Purnendu K. Rana Medhi (“Medhi”); (4) Robert T. Faber (“Faber”); (5) Leslie A. Cahan (“Cahan”); (6) GoldSpring, Inc., a Florida Corporation (“GoldSpring”); and (7) certain GoldSpring shareholders defined herein as: Longview Fund, L.P., Longview Equity Fund, L.P., Longview International Equity Fund, L.P., Redwood Grove Capital Management, L.L.C., Redwood Grove Capital Management, Ltd., Viking Asset Management, L.L.C., Viking Asset Management, Ltd., John V. Winfield, InterGroup Corporation, Portsmouth Square, Inc., Santa Fe Financial Corporation, and Merriman Curhan Ford & Co.

WHEREAS, GoldSpring filed a lawsuit in Maricopa County Superior Court entitled GoldSpring, Inc. v. Stephen B. Parent, et al., Case No. CV2004-021755 (“the State Court Action”);

WHEREAS, Faber and Cahan, personally and derivatively on behalf of GoldSpring, filed a lawsuit in the United States District Court, District of Arizona entitled Robert T. Faber, et al. v. Stephen B. Parent, et al., Case No. CV04-2960-PHX-EHC (“the Federal Court Action”);

WHEREAS, Parents have filed an appeal with the United States Court of Appeals for the Ninth Circuit regarding a preliminary injunction order entered by the District Court in the Federal Court Action;

WHEREAS, the parties to this Agreement agree that it is in the best interests of the parties, GoldSpring, and its shareholders to resolve all outstanding issues currently in litigation, both in the State Court Action and in the Federal Court Action;

WHEREAS, the parties to this Agreement wish to settle their disputes upon the terms set forth in this Agreement, and consistent with the Exhibits attached hereto;

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1.                                       Accounting. GoldSpring has accepted the accounting provided by Parent in State Court Action.

2.                                       Dismissal of State Court Action. The parties to this Agreement, not including the certain GoldSpring shareholders defined above, promise and covenant, upon the execution of this Agreement, to execute and file a Stipulation of Dismissal in the form attached hereto as Exhibit A, which will dismiss the State Court Action between the Parents, Ecovery, Inc., and GoldSpring in its entirety, with prejudice, with each of the parties to bear its own costs and fees.

3.                                       Dismissal of Federal Court Action, Including Appeal. The parties to this Agreement, not including the certain GoldSpring shareholders defined above, promise and covenant, upon the execution of this Agreement, to execute and file a

Stipulation for Dismissal in the form attached hereto as Exhibit B, which will dismiss the Federal Court Action in its entirety, with prejudice, and as to all named defendants, with each of the parties to bear its own costs and fees. Parents and Medhi further agree to cooperate fully and execute any additional documents, if necessary, to enable the district court to exonerate and release the bond posted by Faber and Cahan with the court on or about December 30, 2004. The parties to this Agreement, not including the certain GoldSpring shareholders defined above, further promise and covenant, upon the execution of this Agreement, to execute and file a Stipulation for Dismissal in the form attached hereto as Exhibit C, which will dismiss the appeal filed by Parents and currently pending in the United States Court of Appeals for the Ninth Circuit (Case No. 06-16511).

4.                                       Payment. The parties to this Agreement, not including the certain GoldSpring shareholders defined above, agree that none of the parties hereto will pay any monies to any other party or be obligated to transfer or cancel any GoldSpring stock as a condition or requirement of this Agreement.

5.                                       Mutual Release of Liability. Parents and Medhi, on behalf of themselves and any entity in which they hold an ownership interest, or for which they are representatives in any respect whatsoever and/or are part of a collective group, hereby release, acquit, discharge and forever covenant not to sue GoldSpring, its successor/s and/or predecessors in interest, its past and present officers, directors (including, but not limited to Faber and Cahan), its certain shareholders defined above as: Longview Fund, L.P., Longview Equity Fund, L.P., Longview International Equity Fund, L.P., Redwood Grove Capital Management, L.L.C., Redwood Grove Capital Management, Ltd., Viking Asset Management, L.L.C., Viking Asset Management, Ltd., John V. Winfield, InterGroup Corporation, Portsmouth Square, Inc., Santa Fe Financial Corporation, and Merriman Curhan Ford & Co., including for all of the foregoing, their officers, directors, employees, agents, affiliates, heirs, executors, administrators, insurance carriers and related entities on any and all claims, causes of action, lawsuits, demands, liabilities, debts, covenants, contracts, representations, warranties and damages of any kind, whether known or unknown, contingent or fixed, including but not limited to any claims arising out of or connected to in any way whatsoever, shareholder derivative future lawsuits, and/or actions and/or class actions, which Parents and/or Medhi had, now have, or may claim to have had as of the date of this Agreement by reason of any act or omission whatsoever, concerning any matter, cause or things, including without limiting the generality of the foregoing, those relating to, arising out of, or described in, addressed by, or that could have been asserted in the State Court Action or the Federal Court Action. Parents and Medhi understand and agree that the release set forth in this paragraph constitutes a general release not only of all claims regarding damages or losses which are now known, but also of all claims regarding any damages or losses which may develop in the future or which may currently be existing but are unknown to Parents and/or Medhi. This general release is not limited to claims expressly stated in the State Court Action or Federal Court Action, and shall serve as a release of any and all potential claims.

GoldSpring, its officers, its directors, including but not limited to Faber and Cahan, its certain shareholders defined above as Longview Fund, L.P., Longview Equity Fund, L.P., Longview International Equity Fund, L.P., Redwood Grove Capital Management, L.L.C., Redwood Grove Capital Management, Ltd., Viking Asset Management, L.L.C., Viking Asset Management, Ltd., John V. Winfield, InterGroup Corporation, Portsmouth Square, Inc., Santa Fe Financial Corporation, and Merriman Curhan Ford & Co., hereby release, acquit, discharge, and forever covenant not to sue the Parents or any of their related business entities, including, but not limited to Ecovery, Inc., Aztech Environmental, Lavender House, and Minebuilders, Medhi, and any and all of Parents’ and Medhi’s agents, representatives, successors, heirs, executors, administrators, insurance carriers and related entities on any and all claims, causes of action, lawsuits, demands, liabilities, debts, covenants, contracts, representations, warranties and damages of any kind, whether known or unknown, contingent or fixed, which GoldSpring, its officers and/or directors, including but not limited to Faber and Cahan, and its certain shareholders as defined above had, now have, or may claim to have had as of the date of this Agreement by reason of any act or omission whatsoever, concerning any matter, cause or things, including without limiting the generality of the foregoing, those relating to, arising out of, or described in, addressed by, or that could have been asserted in the State Court Action or the Federal Court Action. GoldSpring, its officers and directors, including but not limited to Faber and Cahan, and its certain shareholders as defined above understand and agree that the release set forth in this paragraph constitutes a general release not only of all claims regarding damages or losses which are now known, but also of all claims regarding any damages or losses which may develop in the future or which may currently be existing but are unknown to GoldSpring, its officers and directors, including but not limited to Faber and Cahan, and/or its certain shareholders as defined above. This general release is not limited to claims expressly stated in the State Court Action or Federal Court Action, and shall serve as a release of any and all potential claims. The parties hereto further agree that nothing in this Agreement shall alter or affect the terms and conditions set forth in the Subscription Agreement, incorporated herein by reference and attached hereto as Exhibit E, which is dated November 30, 2004, including but not limited to section thirteen (13), entitled “ Mutual Release.”

6.                                       Invalidity of Consent Resolutions. Parents and Medhi hereby agree that, despite the dismissal of the Federal Court Action, the “ Consent Resolutions” described in the District Court’s April 18, 2006 Order Granting Preliminary Injunction in the Federal Court Action shall have no legal effect. Parents and Medhi further agree that they will not contest or challenge in any way the election of GoldSpring’s current Board of Directors or any of the actions taken by GoldSpring’s Board of Directors or its officers at any time up to the date of this Agreement, including, but not limited to the approval and/or implementation of the November 30, 2004 financial restructuring.

7.                                       No Admission of Liability. The parties to this Agreement understand and agree that this Agreement is entered into solely for the purpose of avoiding the expense, inconvenience, and uncertainty of continued litigation and that this Agreement is not to be construed as an admission by any of the parties hereto of any liability, fault or responsibility to any other party.

8.                                       Press Release. GoldSpring promises and covenants to publish to its shareholders and investors the form Press Release, attached hereto as Exhibit D, upon the execution of this Agreement. GoldSpring promises and covenants that the form Press Release, attached hereto as Exhibit D, will be attached to GoldSpring’s 8-K filing with the Securities and Exchange Commission regarding the Agreement attached hereto as Exhibit D. GoldSpring further promises and covenants not to include any reference in its 8-K filing to the settlement of the State Court Action or the Federal Court Action, outside of the agreed upon terms set forth in Exhibit D.

9.                                       Informed Consent. The parties to this Agreement each represent and warrant that they have received, or have had an opportunity to receive, independent legal advice from their own counsel with respect to the settlement provided herein and have made such investigation of the facts pertaining to the settlement and of all matters pertaining to this Agreement as they deem necessary, and that they have not relied upon any statement, promise, representation or warranty in entering into this Agreement other than the promises, representations, and warranties contained herein.

10.                                 No Assignment. Each of the parties to this Agreement represents and warrants that it, he or she has not voluntarily or involuntarily assigned, transferred, or otherwise conveyed to any other person or entity any claim, demand, right, or cause of action which they, or any of them, have or may have against one another which has been released herein.

11.                                 Governing Law. This Agreement shall be construed under and shall be subject to the laws of the State of Arizona. If any part of this Agreement shall be held, adjudged, or declared to be invalid, illegal or in violation of public policy by any court of competent jurisdiction, then that part shall be deemed severable from the remainder of this Agreement and shall not impair any other provision, covenant, condition or term hereof.

12.                                 Entire Agreement. This Agreement and its Exhibits contain the entire agreement among the parties hereto and supersedes any prior written or oral agreement among said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, or any of them, relating to the subject matter contained in this Agreement which are not fully expressed herein.

13.                                 Attorneys’ Fees and Costs. Should any dispute arise from the settlement of this claim, or as a result of a dispute about the terms of this Agreement, the successful party in such dispute shall be entitled to recover its reasonable attorney’s fees and costs incurred in connection therewith.

14.                                 Successors. This Agreement is binding upon and shall inure to the benefit of all of the parties hereto and their respective heirs, successors and assigns.

15.                                 Counterparts. This Agreement may be executed in counterparts, all of which taken together, shall constitute an original.

DATED this      day of March, 2007.